Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter and 2015 Financial Results

•	Quarterly revenues of $16.1 million, up 16% year-over-year

•	Strong adoption of imaging & vision; five agreements for CEVA-XM4 DSP

•	Annual revenue growth of 17% year-over-year

•	Annual non-GAAP EPS growth of 51% year-over-year

MOUNTAIN VIEW, Calif. – February 03, 2016 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced its financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015

Total revenue for the fourth quarter of 2015 was $16.1 million, an increase of 16% compared to $13.8 million reported for the fourth quarter of 2014. Fourth quarter 2015 licensing and related revenue was $8.0 million, an increase of 9% compared to $7.4 million reported for the fourth quarter of 2014. Royalty revenue for the fourth quarter of 2015 was $8.1 million, an increase of 24% compared to $6.4 million reported for the fourth quarter of 2014.

Gideon Wertheizer, Chief Executive Officer, stated: “We are extremely pleased with our strong finish for the year, as both licensing and royalty revenues delivered year-over-year growth. In licensing, the adoption of our CEVA-XM4 imaging and vision DSP by five licensees during the quarter expands our footprint in the growing use of advanced camera processing in automotives, drones and smartphones. In royalties, our quarterly royalty revenues reached its highest total since 2012, driven by record CEVA-powered smartphone shipments of more than 92 million units.”

Mr. Wertheizer continued: “Over the course of 2015, we signed a record forty-seven licensing deals, generating all-time high licensing revenues and exceeding our internal expectations. Of the forty-seven deals signed, forty-three of these were for non-baseband applications, illustrating the continued success of our investment and strategic initiatives to diversify and expand our business. Annual royalty growth of 22% was driven by a significant acceleration of CEVA-powered LTE smartphone shipments in the second half of the year, which enabled us to reach the high end of our LTE shipment target of 60 to 70 million units. Looking ahead, we are entering 2016 with a healthy industry backdrop for royalty growth, a stronger-than-ever licensing pipeline and a compelling product portfolio that is exceptionally well positioned to address the key technology trends driving the mobile, consumer and automotive industries.”

U.S. GAAP net income for the fourth quarter of 2015 was $2.3 million, compared to net loss of $1.9 million reported for the same period in 2014. U.S. GAAP diluted net income per share for the fourth quarter of 2015 were $0.11, compared to net loss per share of $0.10 for the fourth quarter of 2014. U.S. GAAP net loss for the fourth quarter of 2014 also included a write off of a deferred tax asset in the U.S. of $3.4 million.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2015 were $3.6 million and $0.17, respectively, representing an increase of 106% and 113% over the $1.7 million and $0.08 reported for the fourth quarter of 2014, respectively. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2015 excluded: (a) equity-based compensation expense of $1.2 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.2 million associated with the acquisition of RivieraWaves. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2014 excluded: (a) equity-based compensation expense of $1.0 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.2 million associated with the acquisition of RivieraWaves, (c) $0.1 million of costs associated with the RivieraWaves acquisition, and (d) a write off of a deferred tax asset related to equity-based compensation of $2.2 million.

During the fourth quarter of 2015, the Company concluded thirteen new license agreements. Eight of the agreements were for CEVA DSP cores, platforms and software, and five were for CEVA connectivity IPs. Target applications for licensees include smartphones, drones, surveillance systems, macro base stations, audio devices and the connectivity for Internet of Things (IoT). Geographically, one of the deals signed was in Europe and twelve were in Asia, including Japan.

Full Year 2015 Review

Total revenue for 2015 was $59.5 million, an increase of 17% compared to $50.8 million reported for 2014. Royalty revenue for 2015 was $27.4 million, representing an increase of 22% compared to $22.5 million reported for 2014. Licensing and related revenue for 2015 was $32.1 million, an increase of 13% compared to $28.3 million reported for 2014.

U.S. GAAP net income and diluted net income per share for 2015 were $6.3 million and $0.30, respectively, compared to net loss of $0.8 million and diluted loss per share of $0.04 reported for 2014. U.S. GAAP net loss for 2014 also included (a) a write off of a deferred tax asset in the U.S. of $3.4 million, (b) a loss of $0.4 million from the sale of our minority equity holdings in Antcor in the third quarter, and (c) the impact of the amortization of acquired intangibles, net of taxes, of $0.4 million, associated with the acquisition of RivieraWaves.

Non-GAAP net income and diluted earnings per share for 2015 were $11.2 million and $0.53, respectively, representing an increase of 51% over both the $7.4 million and $0.35 reported for 2014. Non-GAAP net income and diluted earnings per share for 2015 excluded (a) equity-based compensation expense of $4.0 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.9 million associated with the acquisition of RivieraWaves. Non-GAAP net income and diluted earnings per share for 2014 excluded (a) equity-based compensation expense of $5.0 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.4 million associated with the acquisition of RivieraWaves, (c) a loss of $0.4 million from the sale of our minority equity holdings in Antcor, (d) $0.5 million of costs associated with the RivieraWaves acquisition, and (e) a write off of a deferred tax asset related to equity-based compensation of $1.9 million.

Yaniv Arieli, Chief Financial Officer, stated, “2015 was an outstanding year for CEVA, as we returned to top-line and bottom-line growth for the first time in three years, as well as significantly outperformed the growth rates of the smartphone market and the overall semiconductor industry. We continued to actively execute our share repurchase program throughout the year, buying back approximately 509,000 shares for a total consideration of $10.1 million. At the end of 2015, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $139 million.”

CEVA Conference Call

CEVA management will conduct a conference call today, February 3rd at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: https://www.webcaster4.com/Webcast/Page/984/12568. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10078329) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 11, 2016. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, computer vision and computational photography for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (Smart and Smart Ready), Wi-Fi (802.11 b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements that the record licensing deals in 2015 illustrated the continued success of CEVA’s investment and strategic initiatives to diversify and expand its business and that CEVA is entering 2016 with a healthy industry backdrop for royalty growth, a stronger-than-ever licensing pipeline and a compelling product portfolio that is exceptionally well positioned to address the key technology trends driving the mobile, consumer and automotive industries. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, specifically non-baseband markets such as the IoT space, and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 3G and LTE networks and the increase of our royalty revenues derived from such expansion, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP, Investor Relations & Corporate Communications +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014 (*)
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$8,027	$7,359	$32,135	$28,348
Royalties	8,044	6,462	27,364	22,460

Total revenues	16,071	13,821	59,499	50,808

Cost of revenues	1,408	1,263	5,424	5,000

Gross profit	14,663	12,558	54,075	45,808

Operating expenses:
Research and development, net	6,938	7,328	28,113	25,828
Sales and marketing	2,810	2,614	10,168	9,815
General and administrative	2,363	1,930	8,184	8,054
Amortization of intangible assets	324	323	1,298	649

Total operating expenses	12,435	12,195	47,763	44,346

Operating income	2,228	363	6,312	1,462
Financial and other income, net	426	32	1,069	571

Income before taxes on income	2,654	395	7,381	2,033
Taxes on income	350	2,329	1,114	2,852

Net income (loss)	$2,304	($1,934)	$6,267	($819)

Basic net income (loss) per share	$0.11	($0.10)	$0.31	($0.04)

Diluted net income (loss) per share	$0.11	($0.10)	$0.30	($0.04)
Weighted-average shares to compute net income (loss) per share (in thousands):
Basic	20,491	20,209	20,480	20,622
Diluted	21,203	20,209	20,989	20,622

(*)	Derived from audited financial statements

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	2,304	(1,934)	6,267	(819)
Equity-based compensation expense included in cost of revenue	44	34	155	193
Equity-based compensation expense included in research and development expenses	515	452	1,838	2,027
Equity-based compensation expense included in sales and marketing expenses	173	156	568	909
Equity-based compensation expense included in general and administrative expenses	488	386	1,454	1,882
Income tax related to equity-based compensation expenses	(31)	—	52	—
Costs associated with the RivieraWaves acquisition	—	91	147	480
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	216	210	861	445
Loss from realization of investment in other company associated with Antcor	—	—	—	404
Write off of a tax asset related to equity-based compensation expenses	—	2,214	—	1,890
Income taxes related to RivieraWaves acquisition	(151)	118	(151)	—

Non-GAAP net income	3,558	1,727	11,191	7,411

GAAP weighted-average number of Common Stock used in computation of diluted earnings per share (in thousands)	21,203	20,209	20,989	20,622

Weighted-average number of shares related to outstanding options	206	335	211	362

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	21,409	20,544	21,200	20,984

GAAP diluted earnings per share	$0.11	$(0.10)	$0.30	$(0.04)
Equity-based compensation expense, net of taxes	$0.06	$0.05	$0.19	$0. 24
Costs associated with the RivieraWaves acquisition	—	—	$0.01	$0.02
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	$0.01	$0.01	$0.04	$0.02
Loss from realization of investment in other company associated with Antcor	—	—	—	$0.02
Write off of a tax asset related to equity-based compensation expenses	—	0.11	—	$0.09
Income taxes related to RivieraWaves acquisition	$(0.01)	$0.01	$(0.01)	—

Non-GAAP diluted earnings per share	$0.17	$0.08	$0.53	$0.35

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31,	December 31,
	2015	2014 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$18,909	$16,166
Marketable securities and short term bank deposits	79,033	85,277
Trade receivables, net	4,068	8,347
Prepaid expenses and other current assets	4,017	3,982

Total current assets	106,027	113,772

Long-term assets:
Long term bank deposits	41,334	28,424
Severance pay fund	7,297	7,011
Deferred tax assets	1,628	1,263
Property and equipment, net	3,731	2,605
Goodwill	46,612	46,612
Investment in other company	1,806	1,806
Other intangible assets	4,214	5,512

Total assets	$212,649	$207,005

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$693	$864
Deferred revenues	2,763	1,681
Accrued expenses and other payables	14,697	16,711
Taxes payable	830	739

Total current liabilities	18,983	19,995

Long-term liabilities:
Accrued severance pay	7,571	7,096
Deferred tax liabilities	—	865

Total liabilities	26,554	27,956

Stockholders’ equity:
Common stock:	21	20
Additional paid in-capital	208,744	209,426
Treasury stock	(51,798)	(54,708)
Accumulated other comprehensive loss	(419)	(436)
Retained earnings	29,547	24,747

Total stockholders’ equity	186,095	179,049

Total liabilities and stockholders’ equity	$212,649	$207,005

(*)	Derived from audited financial statements